Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-128098, 333-149375, 333-167619, 333-186967, 333-200586, 333-192564, 333-178213, 333-170089, 333-162696, 333-154867, 333-147034, 333-138337, 333-133564, 333-128098, 333-119640, 333-113200, 333-109627, 333-100837, 333-73982, 333-57378, 333-32318, 333-40307, 333-208309, 333-209570 and 333-214886 on Form S-8, Registration Statement Nos. 333-185217 and 333-208311 on Form S-3ASR of our reports dated June 20, 2017, relating to the consolidated financial statements of NetApp, Inc. and subsidiaries, and the effectiveness of NetApp, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of NetApp, Inc. for the year ended April 28, 2017.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 20, 2017